                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                DECEMBER 16, 2005


                       Warrior Energy Services Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


DELAWARE                                  0-18754                    11-2904094
-------------------------------------------------------------------------------
(State or other jurisdiction     (Commission File Number)         (IRS Employer
of incorporation)                                           Identification No.)


                 100 ROSECREST LANE, COLUMBUS, MISSISSIPPI 39701
--------------------------------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (662) 329-1047

                          Black Warrior Wireline Corp.
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

     |_| Written communications pursuant to Rule 425 under the Securities Act |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the
         Exchange Act
     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 9.        FINANCIAL STATEMENTS AND EXHIBITS.

ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS.

                  (a) Financial statements of businesses acquired.

BOBCAT PRESSURE CONTROL, INC.
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003

             Report of Independent Registered Public Accounting Firm

Board of Directors
Bobcat Pressure Control, Inc.:

We have audited the accompanying consolidated balance sheets of Bobcat Pressure Control, Inc. (an Oklahoma corporation) and Subsidiary as of September 30, 2005 and December 31, 2004 and the related consolidated statements of operations, stockholder's equity, and cash flows for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bobcat Pressure Control, Inc. and Subsidiary as of September 30, 2005 and December 31, 2004, and the consolidated results of their operations and their cash flows for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Houston, Texas
February 6, 2006

BOBCAT PRESSURE CONTROL, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

---------------------------------------------------------------------------------------------------------------------

                                                                              SEPTEMBER 30,           DECEMBER 31,
                                                                                 2005                     2004
                                                                          -------------------    --------------------
                         ASSETS
Current assets:

       Cash and cash equivalents                                              $    661,045          $    130,637
       Accounts receivable, net of allowance of $447,840 and $-                  7,782,910             3,122,051

       Other current assets                                                         11,809                18,980

       Prepaid expenses                                                            257,844               264,270
                                                                              ------------          ------------
              Total current assets                                               8,713,608             3,535,938


Inventories                                                                        351,884               207,003
Property, plant and equipment, less
accumulated depreciation of $2,524,388 and $1,533,045                           10,838,026             8,416,975

Other assets                                                                       277,595                85,783
Intangible asset, net of accumulated
amortization of $412,936 and $289,055                                            1,238,806             1,362,687
                                                                              ------------          ------------
              Total assets                                                    $ 21,419,919          $ 13,608,386
                                                                              ============          ============

          LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:

       Accounts payable                                                       $  2,967,105          $    687,783

       Accrued salaries and vacation                                               446,430               182,533

       Other accrued expenses                                                    2,109,820             1,243,541

       Current maturities of long-term debt                                      1,114,986             1,087,924

       Accrued interest payable to related parties                                      --                15,978

       Notes payable to related parties                                            431,314               506,436

       Deferred revenue                                                            101,535                25,537
                                                                              ------------          ------------
              Total current liabilities                                          7,171,190             3,749,732


Long-term debt, less current maturities                                          3,155,255             4,064,261

Notes payable to related parties                                                   714,536             1,041,203

Deferred income taxes                                                            2,313,898               983,768
                                                                              ------------          ------------
              Total liabilities                                                 13,354,879             9,838,964

Commitments and contingencies

Stockholder's equity:
       Preferred stock, $.001 par value, 100,000
       shares authorized, -0- and 92,890 shares
       issued and outstanding at September 30, 2005
       and December 31, 2004, respectively                                              --                    93
       Common stock, $.01 par value,
       212,625 shares authorized, 100,000 shares
       issued and outstanding                                                        1,000                 1,000

       Additional paid-in capital                                                   68,735               161,622


       Deferred compensation                                                       (18,285)              (20,114)

       Retained earnings                                                         8,013,590             3,626,821
                                                                              ------------          ------------
              Total stockholder's equity                                         8,065,040             3,769,422
                                                                              ------------          ------------

              Total liabilities and stockholder's equity                      $ 21,419,919          $ 13,608,386
                                                                              ============          ============

        The accompanying notes are an integral part of these consolidated financial statements.

BOBCAT PRESSURE CONTROL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003

--------------------------------------------------------------------------------------------------------------------
                                                       NINE MONTHS ENDED             YEAR ENDED DECEMBER 31,
                                                         SEPTEMBER 30,        --------------------------------------
                                                              2005                  2004                 2003
                                                       -------------------    ------------------    ----------------

Revenues                                                     $21,704,482          $16,223,721          $ 7,806,232

Operating costs                                                9,748,675            7,296,578            3,479,568

Selling, general and administrative expenses                   3,393,941            3,023,653            1,342,312

Depreciation and amortization                                  1,115,224            1,010,419              636,103
                                                             -----------          -----------          -----------
        Income from operations                                 7,446,642            4,893,071            2,348,249

Interest expense                                                 354,237              605,586              563,322

Net loss (gain) on sale of fixed assets                           20,133               24,655                 (285)

Other expense (income)                                             4,603               13,538              (10,600)
                                                             -----------          -----------          -----------

        Income before provision for income taxes               7,067,669            4,249,292            1,795,812

Provision for income taxes                                     2,680,900            1,611,146              701,496
                                                             -----------          -----------          -----------

           Net income                                        $ 4,386,769          $ 2,638,146          $ 1,094,316
                                                             ===========          ===========          ===========


        The accompanying notes are an integral part of these consolidated financial statements.

BOBCAT PRESSURE CONTROL, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003

---------------------------------------------------------------------------------------------------------------------------------
                                PREFERRED STOCK        COMMON STOCK                       ADDITIONAL    RETAINED        TOTAL
                               -------------------  -------------------     DEFERRED        PAID-IN     EARNINGS    STOCKHOLDER'S
                               SHARES   PAR VALUE   SHARES   PAR VALUE    COMPENSATION      CAPITAL     (DEFICIT)      EQUITY
                               -------- ----------  -------- ----------  ---------------  ------------  ----------  -------------
Balance, January 1, 2003            --   $  --       100,000   $1,000    $     --         $175,509      $ (105,641)   $   70,868

  Return land originally
  contributed by
  stockholder                       --      --            --       --          --          (64,902)             --       (64,902)

  Issuance of preferred
  stock and exchange of
  note payable for the
  acquisition of Bobby
  Joe Cudd Company              92,980      93            --       --          --           26,634              --        26,727


  Issuance of stock warrants        --      --            --       --     (24,381)          24,381              --            --

  Amortization of stock
  warrants                          --      --            --       --       1,829               --              --         1,829


  Net income                        --      --            --       --          --               --       1,094,316     1,094,316
                                ------   -----       -------   ------    --------         --------      ----------    ----------

Balance, December 31, 2003      92,980      93       100,000    1,000     (22,552)         161,622         988,675     1,128,838

  Amortization of stock
  warrants                          --      --            --       --       2,438               --              --         2,438

  Net income                        --      --            --       --          --               --       2,638,146     2,638,146
                                ------   -----       -------   ------    --------         --------      ----------    ----------

Balance, December 31, 2004      92,980      93       100,000    1,000     (20,114)         161,622       3,626,821     3,769,422

  Retirement of preferred
  stock                        (92,980)    (93)           --       --          --          (92,887)             --       (92,980)

  Amortization of stock
  warrants                          --      --            --       --       1,829               --              --         1,829


  Net income                        --      --            --       --          --               --       4,386,769     4,386,769
                                ------   -----       -------   ------    --------         --------      ----------    ----------

Balance, September 30, 2005         --   $  --       100,000   $1,000    $(18,285)        $ 68,735      $8,013,590    $8,065,040
                                ======   =====       =======   ======    ========         ========      ==========    ==========

        The accompanying notes are an integral part of these consolidated financial statements.

BOBCAT PRESSURE CONTROL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003

----------------------------------------------------------------------------------------------------------------------------------
                                                                               NINE MONTHS ENDED        YEAR ENDED DECEMBER 31,
                                                                                 SEPTEMBER 30,        ----------------------------
                                                                                      2005               2004            2003
                                                                               -------------------    ------------    ------------

Cash Flows from Operating Activities

  Net income                                                                      $ 4,386,769        $ 2,638,146        $ 1,094,316

  Adjustments to reconcile net income to net cash provided                                                                       --
         by operating activities:                                                                                                --

         Depreciation                                                                 991,343            845,245            512,222

         Amortization                                                                 123,881            165,174            123,881

         Amortization of stock warrants                                                 1,829              2,438              1,829

         Accretion of discount on warrant holder note                                      --             41,028              3,327

         Allowance for bad debts                                                      447,840                 --                 --

         Deferred income taxes                                                      1,164,429            202,771            462,744

         Loss (gain) on sale of fixed assets                                           20,133             24,655               (285)

         Changes in operating working capital:                                                                                   --

            Increase in accounts receivable                                        (5,108,699)          (989,351)        (1,676,576)

            Increase in inventory                                                    (144,881)           (54,310)           (46,900)

            (Increase) decrease in prepaid and other assets                           (12,514)           147,330           (365,079)

            Increase in accounts payable and accrued expenses                       3,409,498            722,715            824,626

            Increase (decrease) in deferred revenue                                    75,998            (52,749)            78,286

            Increase (decrease) in interest payable                                   (15,978)           (26,641)            42,619
                                                                                  -----------        -----------        -----------

               Net cash provided by operating activities                            5,339,648          3,666,451          1,055,010

Cash Flows from Investing Activities

  Purchase of property, plant and equipment                                        (3,491,055)        (3,438,535)        (1,167,945)

  Net cash paid upon acquisition of Superior Snubbing
   Service, Inc.                                                                           --                 --         (3,522,096)

  Proceeds from sale of fixed assets                                                   58,528             29,250             66,154
                                                                                  -----------        -----------        -----------

               Net cash used in investing activities                               (3,432,527)        (3,409,285)        (4,623,887)

Cash Flows from Financing Activities

  Borrowings from long-term debt                                                      193,981          6,862,890          7,476,710

  Repayments of long-term debt                                                     (1,477,714)        (7,022,889)        (3,874,363)

  Repurchase of preferred stock                                                       (92,980)                --                 --
                                                                                  -----------        -----------        -----------
               Net cash (used in) provided by financing
               activities                                                          (1,376,713)          (159,999)         3,602,347
                                                                                  -----------        -----------        -----------

Net increase in cash and cash equivalents                                             530,408             97,167             33,470

Cash and cash equivalents at beginning of period                                      130,637             33,470                 --
                                                                                  -----------        -----------        -----------
Cash and cash equivalents at end of period                                        $   661,045        $   130,637        $    33,470
                                                                                  ===========        ===========        ===========

Supplemental disclosure of cash flow information:

  Cash paid for interest                                                          $   370,214        $   588,893        $   517,377

  Cash paid for income taxes                                                      $   781,100        $   637,620        $    20,000

  Assets acquired and borrowings from Superior Snubbing
   Service, Inc. shareholder                                                      $        --        $        --        $ 2,000,000



        The accompanying notes are an integral part of these consolidated financial statements.

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

NOTE 1 - GENERAL INFORMATION

Bobcat Pressure Control, Inc. (the "Company") is an oil and gas well service company providing primarily hydraulic workover services, commonly known as "snubbing," to oil and gas well operators. Snubbing services permit an operator of a well to repair damaged casing, production tubing and downhole production equipment in high pressure, "live well" environments. The Company also provides wellhead freezing services, hot tapping well access services, and rental tool services. The Company's services are provided throughout the Mid-Continent area of the United States, but primarily in Oklahoma and northern Texas.

On December 16, 2005, all of the equity of the Company was purchased by Warrior Energy Services Corporation.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Bobby Joe Cudd Company ("BJCC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company had $375,845 and $-0- in bank accounts at September 30, 2005 in excess of the Federal Deposit Insurance Corporation insured limits.

ALLOWANCE FOR DOUBTFUL ACCOUNTS - The allowance for doubtful accounts is maintained at an adequate level to absorb losses in the Company's accounts receivable. Management of the Company continually monitors the accounts receivable from its customers for any collectability issues. An allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. Accounts deemed uncollectible are charged to the allowance. Provisions for bad debts and recoveries on accounts previously charged-off are added to the allowance. All accounts outstanding more than 30 days are considered past due.

INVENTORIES - Inventories consist of operating supplies and are carried at the lower of cost or market. Cost is determined using the first in, first out method.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is stated at cost. The cost of maintenance and repairs is charged to expense when incurred; the cost of betterments is capitalized. The cost of assets sold or otherwise disposed of and the related accumulated depreciation are removed from the accounts and the gain or loss on such disposition is included in income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. At September 30, 2005 and December 31, 2004 significantly all of the property, plant and equipment have been pledged as collateral for the Company's borrowings (see Note
7).

INTANGIBLE ASSETS - Intangible assets consist of customer relationships that are amortized on a straight-line basis over their estimated useful life of 10 years.

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

LONG-LIVED ASSETS - In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows over the life of the assets are less than the asset's carrying amount. If an impairment exists, the amount of such impairment is calculated based on projections of future discounted cash flows. These projections use a discount rate and terminal value multiple that would be customary for evaluating current oil and gas service company transactions.

The Company considers external factors in making its assessment. Specifically, changes in oil and natural gas prices and other economic conditions surrounding the industry, consolidation within the industry, competition from other oil and gas well service providers, the ability to employ and maintain a skilled workforce and other pertinent factors are among the items that could lead management to reassess the realizability and/or amortization periods of its long-lived assets.

REVOLVING LOAN - The Company's revolving loan requires a lock-box arrangement. This arrangement, combined with the existence of a subjective acceleration clause in the revolving loan, requires the classification of outstanding borrowings under the revolving loan as a current liability.

INCOME TAXES - The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

REVENUE RECOGNITION - The Company derives revenues from performance of services and the sale of equipment. Service revenues are recognized at the time services are performed. The Company's sales are typically not subject to rights of return and, historically, sales returns have not been significant.

ADVERTISING COSTS - The Company expenses advertising costs as incurred. Advertising expense for the period ended September 30, 2005 and the years ended December 31, 2004 and 2003 was $67,213, $95,920 and $65,470.


RECENT ACCOUNTING PRONOUNCEMENTS - On December 21, 2004, FASB Staff Position
(FSP) FAS 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, was issued. FSP FAS 109-1 clarifies that this tax deduction should be accounted for as a special deduction in accordance with Statement 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the date of enactment. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on our tax return beginning in 2005. As regulations are still pending, the Company has not been able to quantify the impact.

In November 2004, the Financial Accounting Standards Board issued Statement 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The amendments made by Statement 151 require that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The Company does not believe that the adoption of Statement 151 will have a significant effect on its financial statements.

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

In December 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (revised December 2003) ("FIN 46(R)"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51." The primary objectives of FIN 46(R) are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine if a business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity for which either: the equity investors (if any) do not have a controlling financial interest; or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46(R) requires that all enterprises with a significant variable interest in a VIE make additional disclosures regarding their relationship with the VIE. The interpretation requires public entities to apply FIN 46(R) to all entities that are considered Special Purpose Entities in practice and under the FASB literature that was applied before the issuance of FIN 46(R). The adoption of FIN 46(R) had no effect on the Company's financial statements.

NOTE 3 - ACQUISITION OF SUPERIOR SNUBBING SERVICE, INC. AND BOBBY JOE CUDD
         COMPANY

Superior Snubbing Service, Inc.

On March 20, 2003, the Company acquired substantially all the property and equipment of Superior Snubbing Service, Inc. ("Superior"). Superior provided oil and gas well snubbing services in north central Texas. The aggregate purchase price was $5,522,096, including $3,250,000 of cash and subordinated debt of $2,000,000 to the shareholder who is now a Vice President of the Company. In addition, there was $272,096 of legal and professional fees incurred for the acquisition. The acquisition has been accounted for as a purchase, and, accordingly, the acquired assets have been recorded at their estimated fair values at the date of acquisition. The operating results arising from the acquisition are included in the consolidated statements of operations from the acquisition date. The value of the property and equipment of $3,861,500 was determined based on a third-party valuation appraisal.

The following table summarizes the estimated fair values of the assets acquired and direct costs of the acquisition at the date of acquisition (March 20, 2003):

            Property and equipment                         $3,861,500

            Intangible asset                                1,651,742

            Other assets                                        8,854
                                                           ----------

              Total assets acquired                        $5,522,096
                                                           ==========

Purchased intangible asset valued at $1,651,742 has a useful life of 10 years. The intangible asset that makes up that amount is customer relationships. The purchase price was allocated based on the fair value of the assets acquired.

Bobby Joe Cudd Company

On March 20, 2003, the Company also acquired 100% of the outstanding common stock of BJCC from its sole shareholder, who is also the President and sole shareholder of the Company, by the issuance of preferred stock and the conversion of a note payable by the Company to the sole shareholder for preferred stock. The results of BJCC's operations have been included in the consolidated financial statements since the date of acquisition. BJCC is an oilfield fishing and rental tool company operating in western Oklahoma. BJCC was acquired in conjunction with the acquisition of the oilfield snubbing equipment noted above.

The assets and liabilities of BJCC were transferred to the Company at the predecessor's basis. This value was supported by a third-party appraisal at the date of acquisition.

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (March 20, 2003):

         Current assets                                    $  344,191

         Property and equipment                             1,228,153

         Other assets                                         180,246
                                                           ----------

              Total assets acquired                         1,752,590

         Current liabilities                                  755,484

         Long-term debt                                       838,688

         Deferred income taxes                                142,000
                                                           ----------

              Total liabilities assumed                     1,736,172
                                                           ----------

                        Net assets acquired                $   16,418
                                                           ==========

Upon acquiring the stock of BJCC, an agreement was entered into by the stockholder and Petro Capital, LP that sets forth how members of the Board of Directors are appointed. The agreement gave Petro Capital, LP the right to appoint two members to the Board of Directors, the stockholder the right to appoint two members and these four members of the Board the right to appoint one additional member.

On a pro forma basis, the Company would have realized revenue of $9,440,000 and net income of $1,780,000 for the year ended December 31, 2003 had the acquisitions occurred on January 1, 2003.

NOTE 4 - INTANGIBLE ASSET

Changes in the carrying amount of the Company's intangible asset for the nine month period ended September 30, 2005 and the years ended December 31, 2004 and 2003 were as follows:

                                                Intangible         Accumulated
                                                  asset           amortization
                                              ---------------    ---------------

Balance at January 1, 2003                      $         -        $        --


Acquisition of Superior Snubbing
 Service, Inc.                                    1,651,742                 --


Amortization                                       (123,881)          (123,881)
                                                -----------        -----------

Balance at December 31, 2003
                                                  1,527,861           (123,881)


Amortization                                       (165,174)          (165,174)
                                                -----------        -----------

Balance at December 31, 2004
                                                  1,362,687           (289,055)


Amortization                                       (123,881)          (123,881)
                                                -----------        -----------

Balance at September 30, 2005
                                                $ 1,238,806        $  (412,936)
                                                ===========        ===========

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

The following table summarizes the carrying amount and amortization of the intangible asset as of September 30, 2005:

                                                                   Gross
                                                                  carrying          Accumulated
                                                                   amount          amortization
                                                                --------------     --------------

Amortized asset:
   Customer relationships
                                                                    1,651,742         (412,936)
                                                                    ----------       ---------

                                                                    $1,651,742       $(412,936)
                                                                    ==========       =========

Aggregate amortization expense:

   For the year ended December 31, 2003                                            $ 123,881

   For the year ended December 31, 2004                                              165,174

   For the nine month period ended September 30, 2005                                123,881

Estimated amortization expense:

   For the three month period ending December 31, 2005                             $  41,293

   For the year ending December 31, 2006                                             165,174

   For the year ending December 31, 2007                                             165,174

   For the year ending December 31, 2008                                             165,174

   For the year ending December 31, 2009                                             165,174

   For the year ending December 31, 2010 and thereafter                              536,817

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company has executed notes payable to Bobby Joe Cudd and Bill Benedick both of which are related parties. Mr. Cudd is the sole stockholder of the Company and a member of the board of directors. Mr. Benedick is a warrant holder, an officer of the Company and a member of the board of directors. At September 30, 2005 and December 31, 2004 notes due to related parties totaled $1,145,850 and $1,547,639, respectively. The notes bear interest ranging from 8% to 12%. Interest expense and accrued interest associated with these notes were as follows:

                                          NINE MONTHS                       YEARS ENDED DECEMBER 31,
                                             ENDED               ------------------------------------------------
                                       SEPTEMBER 30, 2005                 2004                      2003
                                    -------------------------    -----------------------    ---------------------
           Interest expense                 $83,385                     $331,952                  $473,525
           Accrued interest                 $    --                     $ 15,978                  $ 42,619

During the nine months ended September 30, 2005, the Company made principal payments of $100,000 to Mr. Cudd, which repaid his note in full. Mr. Cudd has personally guaranteed $1,000,000 of the Comerica Bank credit facility.

In March 2003, the Company acquired the assets of Superior from Mr. Benedick for approximately $5.3 million, including a note payable to Mr. Benedick in the original amount of $2,000,000. During the nine months ended September 30, 2005, the Company made principal payments of $301,789 to Mr. Benedick reducing the balance of the note to $1,145,850 as of September 30, 2005. In connection with the Company's acquisition of Superior from Mr. Benedick, Mr. Benedick received common stock purchase warrants for 11.7% of the outstanding common stock of the Company. The warrant exercise price per share is equal to $1,000 divided by the number of shares being purchased and expires in 2013 if not exercised. The warrants are recorded as deferred compensation and are being accreted to compensation expense over the life of 10 years.

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

The Company financed a portion of the purchase price for the March 2003 purchase of Superior with borrowings of $4 million from Petro Capital, LP ("Petro Capital"). These borrowings were repaid in 2004. In connection with the financing, Petro Capital received the right to appoint one board member, Rosser Newton, and Petro Capital received common stock purchase warrants for 29.5% of the outstanding common stock of the Company. The warrant exercise price per share is equal to $1,000 divided by the number of shares being purchased and expires in 2013 if not exercised. The warrants are recorded as a discount on the borrowings from Petro Capital and are being accreted over the life of 10 years. The Company recorded $-0-, $41,028 and $3,327 of accretion expense related to these warrants during the nine months ended September 30, 2005 and years ended December 31, 2004 and 2003.

In connection with his employment agreement, Steven Johnson, the Company's Chief Financial Officer and a member of the board of directors, received common stock purchase warrants for 9.8% of the outstanding common stock of the Company. The warrant exercise price per share is equal to $1,000 divided by the number of shares being purchased and expires in 2013 if not exercised. The warrants are recorded as deferred compensation and are being accreted to compensation expense over the life of 10 years.

In lieu of exercising the warrants by payment of cash, the warrant holders can elect to receive common shares equal to the value of the warrants. The number of shares of common stock to be received in exchange for a warrant is based on a formula that considers the number of shares for which the warrant is being exercised times the fair market value of a share less the exercise price of a share. The result is then divided by the fair market value of one share of common stock. The formula is intended to provide the warrant holder the same ownership interest in the Company as if the holder paid the exercise price in cash.

The warrants were issued to provide the warrant holders the same ownership interest in the Company as if the holder paid the exercise price in cash. The fair value of the warrants was calculated using a Black-Scholes pricing model, with a common value per share based on the equity balance at December 31, 2003. The warrants were granted primarily as a means for the holders to capitalize on future earnings potential of the Company; however, this potential was not quantifiable at the grant date, and therefore management assumed that the equity balance at December 31, 2003 was a fair assessment of current value of the Company.

At September 30, 2005, none of the warrants had been exercised.

The Company leases two sales offices under operating leases with Mr. Cudd. The leases expire in 2009. Lease payments for the nine months ended September 30, 2005 and years ended December 31, 2004 and 2003 were $46,800, $46,600 and $27,000, respectively.

The Company leases a sales office under an operating lease with Mr. Benedick. The lease expires in 2009. Lease payments for the nine months ended September 30, 2005 and years ended December 31, 2004 and 2003 were $78,429, $76,500 and
$-0-, respectively.

During the nine months ended September 30, 2005, 92,980 shares of preferred stock of the Company were repurchased from Mr. Cudd at an aggregate price of $92,980.

The President guarantees indebtedness in the amount of $1,000,000 from the Company to Comerica Bank on behalf of the Company.

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

See Notes 7 and 9 for financing arrangements and equity transactions with related parties.

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment include the following at September 30, 2005 and December 31, 2004:

                                                      2005             2004
                                                  --------------   -------------
Land and building                                 $    275,769     $    175,236
Vehicles                                             1,552,625        1,181,118
Operating equipment                                 11,322,967        8,472,369
Office equipment                                       211,053          121,297
                                                  ------------     ------------
                                                    13,362,414        9,950,020
Less accumulated depreciation                       (2,524,388)      (1,533,045)
                                                  ------------     ------------

     Net property, plant & equipment              $ 10,838,026     $  8,416,975
                                                  ============     ============

Depreciation expense for the nine months ended September 30, 2005 and years ended December 31, 2004 and 2003 was $991,343, $845,245 and $512,222,
respectively.

NOTE 7 - LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS

At September 30, 2005 and December 31, 2004 long-term debt and other financing arrangements consisted of the following:

                                                                          2005                2004
                                                                      --------------      --------------
Installment notes payable, monthly payments required in               $   471,753          $   552,400
varying amounts through June 2009, interest at rates ranging from 0% to 4.9%

Notes payable to Communications Credit Union, monthly                          --               15,270
payments of $788 through September 2006, interest
payable at 7.75%

Notes payable to Comerica Bank, monthly payments of $75,000
plus accrued interest through June 2009, interest at prime
plus 2.0% (8.5% at September 30, 2005)                                  3,375,000            4,050,000

Notes payable to Premium Financing, monthly payments of
$7,964 through December 2005, interest at 10.33%                           23,488                   --

Notes payable to CNB, monthly payments of $430 through
September 2006, interest at 9.5%                                               --                8,275

Revolving line of credit to Comerica Bank, interest at prime
plus 2.0%                                                                 400,000              526,240
                                                                      -----------          -----------
                                                                        4,270,241            5,152,185


Less: current portion of long-term debt                                (1,114,986)          (1,087,924)
                                                                      -----------          -----------


Long-term debt, less current maturities                               $ 3,155,255          $ 4,064,261
                                                                      ===========          ===========

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

Notes payable to related parties consist of the following at September 30, 2005 and December 31, 2004:

                                                                               2005             2004
                                                                         ----------------- ----------------
8%, note payable to Bill Benedick, principal and interest due
March 2008                                                                $ 1,145,850         $ 1,447,639

8.5%, note payable to Bobby Joe Cudd, principal and interest
due March 2006                                                                     --             100,000
                                                                          -----------         -----------

                                                                            1,145,850           1,547,639

Less: current portion of notes payable to related parties                    (431,314)           (506,436)
                                                                          -----------         -----------

Long-term debt to related parties                                         $   714,536         $ 1,041,203
                                                                          ===========         ===========

On June 2004, the Company entered into the Credit Agreement with Comerica Bank providing for the extension of revolving and term credit facilities to the Company aggregating up to $5.5 million. The Credit Agreement includes a revolving loan of up to $2 million, but not exceeding 80% of eligible accounts receivable and a term loan of $4.5 million. Eligible accounts are defined to exclude, among other items and subject to certain exceptions, accounts outstanding of debtors that are more than 60 days overdue or 90 days following the original invoice date and of debtors that have suspended business or commenced various insolvency proceedings and accounts with reserves established against them to the extent of such reserves as Comerica Bank may set from time to time in its reasonable credit judgment. The interest rate on borrowings under the revolving loan is 2% above a base rate and on borrowings under the term loan is 2% above the base rate. The base rate is the higher of (i) the rate publicly quoted from time to time by the Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation's thirty largest banks, or
(ii) the average of the rates on overnight Federal funds transactions by members of the Federal Reserve System, plus 0.5%. If an event of default has occurred, the interest rate is increased by 5%. Advances under the Credit Agreement are collateralized by a senior lien against substantially all of the Company's assets. The Credit Agreement expires on June 2009.

Borrowings under the revolving loan are able to be repaid and re-borrowed from time to time for working capital and general corporate needs, subject to the Company's continuing compliance with the terms of the agreement, with the outstanding balance of the revolving loan to be paid in full at the expiration of the Credit Agreement on June 2007. The term loan is to be repaid in 60 monthly installments of $75,000 principal plus accrued interest.

The Company's revolving loan requires a lock-box arrangement. This arrangement, combined with the existence of a subjective acceleration clause in the revolving loan, requires the classification of outstanding borrowings under the revolving loan as a current liability.

Borrowings under the Credit Agreement may be prepaid or the facility terminated or reduced by the Company at any time subject to the payment of certain pre-payment fees declining from 1.5% to .5% in the event the termination or reduction during the first, second or third year of the term of the Credit Agreement. The Company is required to prepay borrowings out of the net proceeds from the sale of any assets, subject to certain exceptions, or the stock of any subsidiary, the net proceeds from the sale of any stock or debt securities by the Company, and any borrowings in excess of the applicable borrowing availability, including borrowings under the term loan in excess of 70% of the forced liquidation value of eligible term loan equipment. The forced liquidation value of the eligible term loan equipment is established by appraisals conducted from time to time but not more than twice per year.

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

In connection with entering into the Comerica Bank Credit Agreement, the Company agreed with the holders of certain notes to subordinate the payment of such promissory notes to the full repayment of Comerica Bank.

Substantially all of the Company's assets are pledged as collateral for the indebtedness outstanding under the Credit Agreement with Comerica Bank and subordinated secured promissory notes. The President guarantees indebtedness in the amount of $1,000,000 from the Company to Comerica Bank on behalf of the Company.

Maturities of debt are as follows:

For the three month period ending December 31, 2005             $   836,012
For the year ending December 31, 2006                             1,524,581
For the year ending December 31, 2007                             1,526,203
For the year ending December 31, 2008                             1,071,218
For the year ending December 31, 2009                               458,077
For the year ending December 31, 2010 and thereafter                      -
                                                                -----------
      Total long-term and related party debt                    $ 5,416,091
                                                                ===========

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases land, office space and equipment under various operating leases. The leases expire at various dates through 2009. Rent expense from continuing operations was approximately $152,229 for the nine months ended September 30, 2005.

The future minimum lease payments required under non-cancelable leases with initial or remaining terms of one or more years at September 30, 2005 were as follows:

                                                                   OPERATING
                                                                    LEASES
                                                                 ------------
For the three month period ending December 31, 2005                $   45,600
For the year ending December 31, 2006                                 180,900
For the year ending December 31, 2007                                 164,400
For the year ending December 31, 2008                                 164,400
For the year ending December 31, 2009                                  64,100
For the year ending December 31, 2010 and thereafter                       --
                                                                   ----------
     Total minimum lease payments                                  $  619,400
                                                                   ==========

Contingencies

The Company is the subject of various legal actions in the ordinary course of business. Management does not believe the ultimate outcome of these actions will have a materially adverse effect on the financial position, results of operations or cash flows of the Company. There was one outstanding contingency at September 30, 2005, relating to Centre Partners Management LLC ("Centre"). This case was subsequently settled upon acquisition of the Company by Warrior Energy Services Corporation for $500,000, which was paid by Warrior Energy Services Corporation to Centre.

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

NOTE 9 - COMMON STOCK TRANSACTIONS AND WARRANTS

As of September 30, 2005, the Company's certificate of incorporation permits it to issue up to 212,625 shares of common stock, of which 100,000 shares were issued and outstanding at September 30, 2005. The Company has outstanding as of September 30, 2005 common stock purchase warrants entitled to purchase or be converted into an aggregate of 109,952 shares of the Company's common stock. The exercise price per share is equal to $1,000 divided by the number of shares being purchased and expires in 2013 if not exercised.

At September 30, 2005, none of the warrants have been exercised.

As of September 30, 2005, the Company's certificate of incorporation permits it to issue up to 100,000 shares of preferred stock, of which no shares were issued and outstanding at September 30, 2005.

During the nine months ended September 30, 2005, the preferred stock of the Company was repurchased from Mr. Cudd at an aggregate price of $92,980.

NOTE 10 - INCOME TAXES

The provision for income taxes consists of the following for the nine months ended September 30, 2005 and years ended December 31, 2004 and 2003:

                                                           2005                 2004              2003
                                                      ----------------     ---------------    -------------

Federal:
      Current                                          $1,410,506             $1,361,177        $  228,906
      Deferred                                          1,164,429                202,771           462,744
                                                       ----------             ----------        ----------

                                                        2,574,935              1,563,948           691,650

State:
      Current                                             105,965                 47,198             9,846
                                                       ----------             ----------        ----------

                                                          105,965                 47,198             9,846
                                                       ----------             ----------        ----------

         Provision for income taxes                    $2,680,900             $1,611,146        $  701,496
                                                       ==========             ==========        ==========

The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate of 34% to the Company's income before income taxes, as follows:

                                                           2005                2004                2003
                                                     -----------------     --------------     ---------------

Provision computed at federal statutory rate           $2,403,007             $1,444,759        $  610,576


State income taxes                                         69,937                 31,151             6,498
Nondeductible expenses                                    108,879                114,966            35,359
Other                                                      99,077                 20,270            49,063
                                                       ----------             ----------        ----------

      Provision for income taxes                       $2,680,900             $1,611,146        $  701,496
                                                       ==========             ==========        ==========

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. The items, which comprise a significant portion of the deferred tax assets and liabilities, are as follows:

                                                   2005               2004
                                              ---------------    ---------------

Deferred tax assets:
       Bad debt reserve                          $  165,701         $       --

Deferred tax liabilities:
       Property, plant and equipment              2,313,898            983,768
                                                 ----------         ----------

           Net deferred tax liability            $2,148,197         $  983,768
                                                 ==========         ==========

NOTE 11 - MAJOR CUSTOMERS

Most of the Company's business activity is with customers engaged in drilling and operating oil and natural gas wells primarily in Oklahoma and northern Texas. Substantially all of the Company's accounts receivable at September 30, 2005 are from such customers. Performance in accordance with the credit arrangements is in part dependent upon the economic condition of the oil and natural gas industry in the respective geographic areas. The Company does not require its customers to pledge collateral on their accounts receivable.

Customers with revenues in excess of 10% of total revenues during the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 are as follows:

                                      2005               2004            2003
                                    ---------          ---------       ---------
Devon Energy                          --                 --                28%
Newfield Exploration                  10%                --                --
Noble Energy Production, Inc.         12%                16%               15%

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, CURRENT PORTION OF LONG-TERM DEBT AND ACCOUNTS PAYABLE - The carrying amount is a reasonable estimate of the fair value because of the short maturity of these instruments.

LONG-TERM DEBT - The carrying value of the Company's long-term debt approximates fair value due to the interest rates, which represent current market rates.

RELATED PARTY DEBT - Management is unable to estimate the fair value of the Company's related party debt. This debt is due in March 2008 but is subject to subordination to the Company's senior debt. The debt and accumulated accrued interest in aggregate is carried at a book value of $1.1 million and $1.6 million in the balance sheet at September 30, 2005 and December 31, 2004.

BOBCAT PRESSURE CONTROL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------

NOTE 13 - SUBSEQUENT EVENTS

On December 16, 2005, Warrior Energy Services Corporation purchased the outstanding common stock of the Company for $52.8 million.

(b)      Pro forma financial information.

                       WARRIOR ENERGY SERVICES CORPORATION
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2005
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       Historical                        Pro Forma
                                                -------------------------     ---------------------------------
                                                   Warrior
                                                   Energy        Bobcat        Adjustments          Combined
                                                -------------- ----------     -------------      --------------


Revenues                                        $   51,579        $ 21,704                          $  73,283

Operating costs                                     31,177           9,749                             40,926

Selling, general and administrative expenses         6,758           3,393                             10,151

Depreciation and amortization                        3,730           1,115           1,770 (1)          6,615

                                                --------------    ----------                          -----------
         Gain from operations
                                                     9,914           7,447                             15,591


Interest expense                                     2,896             354           4,160 (2)          7,056

                                                                                      (354)(3)

Net gain (loss) on sale of fixed assets                 13             (20)                                (7)
Other expense                                         (313)             (5)                              (318)
                                                --------------    ----------                         ------------
         Income from operations  before income
         taxes                                       6,718           7,068                              8.210


Provision for income taxes                             134           2,681          (2,651)(4)            164
                                                --------------    ----------                         -------------
         Net income                             $    6,584          $4,387                             $8,046
                                                ==============    ==========                         =============

Net income per share - basic and diluted        $     5.27                                             $ 6.44
                                                ==============                                       =============
Number of shares outstanding - basic and
diluted                                         $1,249,952                                           1,249,952
                                                ==============                                       ==============

                       WARRIOR ENERGY SERVICES CORPORATION
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  Historical                             Pro Forma
                                                       ---------------------------------  -----------------------------------------
                                                            Warrior
                                                             Energy           Bobcat       Adjustments            Combined
                                                       ------------------- -------------  ---------------    ------------------


Revenues                                                $     53,687       $   16,224                              $   69,911

Operating costs                                               34,411            7,297                                  41,708

Selling, general and administrative expenses                   9,467            3,024                                  12,491

Depreciation and amortization                                  5,179            1,010             2,360 (1)             8,549
                                                       ------------------- -------------                          ----------------
          Gain from continuing operations                      4,630            4,893                                   7,163

Interest expense                                               4,821              606             4,651 (2)             9,472
                                                                                                   (606)(3)
Net gain (loss) on sale of fixed assets                           53              (25)                                     28

Other income (loss)                                               45              (13)                                     32
                                                       ------------------- -------------                          ----------------
          Income  (loss) from  continuing  operations
          before income taxes                                    (93)           4,249                                  (2,249)


Provision for income taxes                                        --            1,611            (1,611)(4)                --
                                                       ------------------- -------------                          ----------------
          Income (loss) from continuing operations      $        (93)      $    2,638                              $   (2,249)
                                                       =================== =============                          ================

Net income (loss) per share - basic and diluted        $        (1.41)                                             $    (3.14)
                                                       ===================                                        ================

Number of shares outstanding - basic and diluted            1,249,952                                               1,249,952
                                                       ===================                                        ================

                       WARRIOR ENERGY SERVICES CORPORATION
                        PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2005
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   Historical                          Pro Forma
                                                            -------------------------    --------------------------------------
                                                              Warrior
                                                               Energy       Bobcat         Adjustments              Combined
                                                            ------------ ------------ -- ---------------- ------ --------------
ASSETS
Current assets:

      Cash and cash equivalents                            $  6,680           $  661                                 $  7,341

      Accounts receivable, net                               10,537            7,783                                   18,320

      Other receivables                                          51                -                                       51

      Prepaid expenses                                        1,058              258                                    1,316

      Inventories                                                 -              352                                      352

      Other current assets                                    1,457               12                                    1,469
                                                            ------------     ------------                            --------------
             Total current assets                            19,783            9,066                                   28,849
Property, plant and equipment, less accumulated
depreciation                                                 15,145           10,838           4,701 (7)               30,684

Other assets                                                    262              277           2,166 (5)                2,705

Intangible assets                                                 -            1,239          22,241 (7)               23,480

Goodwill                                                      1,237                -          11,662 (7)               12,899
                                                            ------------     ------------                            --------------
             Total assets                                   $36,428          $21,420                                 $ 98,617
                                                            ============     ============                            ==============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:

      Accounts payable                                      $3,157           $ 2,967                                    6,124

      Accrued salaries and vacation                          1,001               446                                    1,447

      Other accrued expenses                                   796             2,110                                    2,906

      Accrued interest payable                                   8                 -                                       8

      Current maturities of long-term debt                   2,086             1,115          10,314 (5)              13,515

      Notes payable to related parties                           -               431            (431)(5)                   -

      Deferred revenue                                           -               102                                      102
                                                            ------------     ------------                            --------------
             Total current liabilities
                                                             7,048             7,171                                   24,102


Long-term debt, less current maturities                      5,254             3,155          42,492 (5)               50,901

Non current accrued interest payable to related parties      19,749                -          (1,010)(6)               18,739

Notes payable to related parties                             23,002              715          (1,100)(6)               21,902

                                                                                                (715)(5)

Deferred income taxes                                             -            2,314            (716)(7)                1,598
                                                            ------------     ------------                            --------------
             Total liabilities
                                                             55,053           13,355                                  117,242

Stockholders' equity (deficit):

      Common stock                                                6                1              (1)(7)                    6

      Additional paid-in capital                             20,276               69             (69)(7)               20,276

      Deferred compensation                                       -              (18)             18 (7)                    -

      Accumulated earnings (deficit)                        (38,324)           8,013          (8,013)(7)              (38,324)

      Treasury stock, at cost, 462 shares                      (583)               -                                     (583)
                                                            ------------     ------------                            --------------
             Total stockholders' equity (deficit)
                                                            (18,625)           8,065                                  (18,625)
                                                            ------------     ------------                            --------------
             Total  liabilities and  stockholders'  equity  $36,428          $21,420                                 $ 98,617
                                                            ============     ============                            ==============

                       WARRIOR ENERGY SERVICES CORPORATION
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION:

         On December 16, 2005, we completed our acquisition of the equity securities of Bobcat. We accounted for the acquisition using the purchase method of accounting pursuant to which the purchase price is to be allocated to the tangible and intangible assets based on their estimated fair values. This allocation process is still ongoing and until complete, we will use estimates on the allocation. We have estimated a useful life of ten years on the allocated intangible assets and reflected the amortization in the pro forma adjustments.

      A summary of the initial allocation follows:
                                                               $ in millions
           Purchase price                                              $52.8
           Fair value of net tangible assets
           acquired                                                      2.1
           Fair value of property, plant and
           equipment acquired                                           15.5
                                                            -----------------
           Excess purchase price to be allocated                       $35.2

           Estimated amount allocated to intangible
           assets                                                      $23.5
           Estimated amount allocated to goodwill                      $11.7

         These unaudited pro forma combined financial statements are presented for information purposes only and do not necessarily indicate what the operating results or financial position would have been had such transactions been completed on the dates indicated. Moreover, this financial data does not purport to be indicative of the combined financial position or results of operations for future periods.

         These pro forma combined financial statements are based on our historical audited and unaudited financial statements, and the pro forma adjustments and assumptions outlined below. Accordingly, these pro forma adjustments should be read in conjunction with our audited and unaudited financial statements appearing in our annual report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the period ended September 30, 2005 filed with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

         The accounting policies used in the preparation of the pro forma combined financial statements are those disclosed in our audited financial statements for the year ended December 31, 2004.

(1) To reflect additional depreciation and amortization related to (1) purchase price allocation.

(2) To adjust interest expense to reflect borrowings to fund the Bobcat acquisition at the (2) beginning of the period.

(3) To reflect payoff of the Bobcat debt upon acquisition at the beginning of the period and elimination of (3) the Bobcat interest expense.

(4) At December 31, 2004 and 2003, we had available federal tax net operating loss carryforwards ("NOL's") of approximately $35.6 million and $33.3 million, respectively. The pro forma adjustment reflects utilization of these NOL's against pro forma combined taxable income and applies an alternative minimum tax to pro forma combined earnings.

(5) To reflect payoff of existing senior debt with GECC and borrowings under our new senior secured credit (5) agreement with GECC and fees associated to secure funds for the Bobcat acquisition and retirement of Bobcat existing debt.

(6) To reflect repayment of principal and interest of subordinated debt which was paid off in connection with the funding of our senior secured credit agreement with GECC.

(7)  To reflect initial allocation of the purchase price of (7) Bobcat.


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



                  (c)      Exhibits.

                                    None



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





                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           WARRIOR ENERGY SERVICES CORPORATION





Dated: February 21, 2006               By: /s/ William L. Jenkins
                                           -----------------------------
                                           William L. Jenkins, President






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